Exhibit 99.4

Execution Version

ARCLIGHT ENERGY PARTNERS FUND VI, L.P.

November 25, 2018

TLP Finance Holdings, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Ladies and Gentlemen:

This letter agreement sets forth the commitment of ArcLight Energy Partners Fund VI, L.P., a Delaware limited partnership (the “Sponsor”), on the terms and subject to the conditions described below, to purchase, or cause the purchase of, the equity of TLP Finance Holdings, LLC, a Delaware limited liability company (“Parent”). It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and among Parent, TLP Acquisition Holdings, LLC, a Delaware limited liability company (“TLP Holdings”), TLP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), TransMontaigne Partners L.P., a Delaware limited partnership (the “Partnership”), TransMontaigne GP L.L.C., a Delaware limited liability company that is the general partner of the Partnership (the “Partnership GP”) and TLP Equity Holdings, LLC, a Delaware limited liability company, Parent will acquire the limited partnership interests of the Partnership that Parent or its Affiliates do not already own by effecting a merger of Merger Sub with and into the Partnership, with the Partnership surviving as the surviving entity and a subsidiary of Parent, in accordance with the terms and conditions set forth in the Merger Agreement (together with the other transactions contemplated by the Merger Agreement, the “Transaction”). Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.

1. Commitment. The Sponsor hereby commits, on the terms and subject to the conditions set forth in this letter agreement, at the Closing, to purchase, or cause the purchase of, equity of Parent for an aggregate cash purchase price up to $33,708,000.00 (the “Commitment”), solely for the purpose of providing sufficient cash to allow Parent to fund a portion of the amounts payable by Parent pursuant to, and in accordance with, the Merger Agreement and to pay the related expenses of Parent. The Sponsor will not, under any circumstances, be obligated to contribute more than the Commitment to the equity of Parent. Notwithstanding anything to the contrary contained herein, in no event shall the liability of the Sponsor hereunder exceed the amount of the Commitment. The Sponsor may effect the purchase of the equity of Parent directly or indirectly through one or more affiliated entities or other co-investors designated by the Sponsor and may structure the funding of such amounts into Parent through one or more intermediate entities and in the form of equity (preferred or otherwise) or debt; however, no such action will reduce the amount of the Commitment or otherwise affect the obligations of the Sponsor under this letter agreement. In the event that Parent does not require all of the equity with respect to which the Sponsor has made this Commitment in order to consummate the Transaction, the amount to be funded under this letter agreement may be reduced by the amount of such unnecessary funding as determined by the Sponsor.

2. Conditions. The Commitment, including the obligation of the Sponsor to fund the Commitment, shall be subject to (i) the satisfaction in full or waiver of all of the conditions set forth in Article VII of the Merger Agreement (ii) the funding of the Debt Financing (assuming the condition of funding the Equity Financing will be satisfied prior to or concurrently with the funding of the Debt Financing at the Closing) and (iii) the concurrent consummation of the Closing in accordance with the terms of the Merger Agreement, taking into consideration the rights of the Partnership or Partnership GP under Section 9.8(b) of the Merger Agreement.

3. Enforceability. This letter agreement may be enforced only by Parent at the direction of the Sponsor, and, except as provided in the immediately following sentence, nothing set forth in this letter agreement shall be construed to confer upon or give to the Partnership, the Partnership GP or any other Person (including TLP Holdings’, Parent’s, Merger Sub’s, the Partnership’s and the Partnership GP’s respective direct and indirect creditors), other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of this letter agreement, or any rights to enforce the Commitment or to cause Parent to enforce the Commitment. Notwithstanding the foregoing, if the Partnership or the Partnership GP is entitled to specific performance in accordance with Section 9.8(b) of the Merger Agreement to cause the Commitment to be funded, the Partnership or the Partnership GP may enforce Parent’s right to cause the Commitment to be funded (solely to the extent that Parent can enforce the Commitment in accordance with the terms hereof) without the direction of the Sponsor, and in such event and solely to such extent the Partnership or the Partnership GP will be deemed a third-party beneficiary of Parent’s rights under this letter agreement. Any exercise of such third-party beneficiary rights are subject to the Partnership’s or the Partnership GP’s prior delivery of written notice to Parent and the Sponsor stating the Partnership’s or the Partnership GP’s unqualified acceptance of, and agreement to comply with, the provisions and limitations of this letter agreement. For the avoidance of doubt, the Partnership or the Partnership GP may pursue enforcement of its rights under both this letter agreement and that certain Limited Guarantee, dated as of the date hereof, by and among Pike Petroleum Holdings, LLC and the Partnership (the “Limited Guarantee”) or either of them; provided, that the Partnership or the Partnership GP shall only be entitled to actually enforce its rights under either this letter agreement or the Limited Guarantee and not both of them. The exercise by Parent, the Partnership or the Partnership GP of any right to enforce this letter agreement does not give rise to any other remedies, monetary or otherwise.

4. No Modification; Entire Agreement. This letter agreement may be amended, modified and supplemented only by written agreement of the parties hereto. A written release or waiver by a party hereto of any rights hereunder shall be deemed an amendment or modification hereof. This letter agreement and the Merger Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter and supersedes any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by any party or any of its Affiliates or Representatives to any other party or any of its Affiliates or Representatives.

5. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a) This letter agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the choice of law principles thereof that would cause another State’s laws to apply.

(b) Each party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this letter agreement in any forum other than exclusively in the Supreme Court of the State of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) waives and hereby irrevocable waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

6. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

7. No Third-Party Beneficiaries. This letter agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and this letter agreement shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action, or other interest herein, except as set forth in Sections 3, 8 and 10 hereof.

8. Confidentiality. This letter agreement is being provided to Parent (and made available to the Partnership and the Partnership GP) solely in connection with the Merger Agreement. This letter agreement may not be used, circulated (other than to the Partnership or the Partnership GP), quoted or otherwise referred to in any document (other than the Merger

Agreement and the Limited Guarantee), except with the written consent of the Sponsor; provided, that no such written consent shall be required for any disclosure of the existence or terms of this letter agreement (i) to the Affiliates and Representatives of the Sponsor, Parent, the Partnership and the Partnership GP with a need to know in connection with the transactions contemplated by the Merger Agreement, (ii) to the extent required by Law, any Governmental Authority or the applicable rules or regulations of any applicable stock exchange or (iii) in connection with any claim or litigation relating to this letter agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

9. Termination. The obligation of the Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing and the funding in full by the Sponsor of the Commitment (as may be reduced in accordance with Section 1) in accordance with the terms of this letter agreement (at which point the obligations hereunder shall be discharged in full), (b) the termination of the Merger Agreement in accordance with its terms, (c) except to the extent of the Partnership’s or the Partnership GP’s rights to enforce the terms of this letter agreement as set forth herein, the commencement by the Partnership or any of its Affiliates (other than the Partnership GP, TLP Holdings, Parent and Merger Sub), directly or indirectly, of any legal proceeding asserting any claim under or in connection with the Merger Agreement, the Limited Guarantee, this letter agreement or any of the transactions contemplated hereby or thereby against (i) the Sponsor or (ii) any Affiliate of the Sponsor in violation of Section 10 hereof, (d) the payment by Parent of the Parent Termination Fee pursuant to Section 8.2(b) of the Merger Agreement in full and final satisfaction of all amounts in respect of such obligation, and (e) the date that is one year from the date of this letter agreement. Upon termination of this letter agreement, the Sponsor shall not have any further obligations or liabilities hereunder.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges that no Person other than the Sponsor has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that, notwithstanding that the Sponsor or any of its successors or permitted assigns may be limited partnerships, Parent has no right of recovery under this letter agreement, the Limited Guarantee or under any document or instrument delivered in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, incorporators, directors, officers, employees, advisors, agents, representatives, Affiliates (other than any assignee to which this letter agreement is assigned pursuant Section 13 hereof), members, managers or general or limited partners of the Sponsor or any former, current or future stockholder, controlling person, incorporator, director, officer, employee, advisor, general or limited partner, member, manager, Affiliate (other than any assignee to which this letter agreement is assigned pursuant Section 13 hereof), financing source, portfolio company, representative or agent of any of the foregoing and their successors or assigns (collectively, but not including the Parent or Merger Sub, each a “Non-Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Sponsor or any of its successors or permitted assignees under this letter agreement, the Limited Guarantee or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

11. Headings. The descriptive headings used herein are inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions of this letter agreement.

12. Severability. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto; provided, however that this letter agreement may not be enforced without giving effect to the limitation of the Commitment amount, and the provisions of Section 9 and Section 10. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

13. Assignment. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, that the Sponsor may transfer its rights and obligations under this letter agreement, in whole or in part, without the prior written consent of the other party hereto to one or more Person(s) that agree to assume the Sponsor’s obligations hereunder; provided, further, that the Sponsor shall remain obligated to perform its obligations hereunder to the extent not performed by such Person(s). Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the parties hereto.

Sincerely,

ARCLIGHT ENERGY PARTNERS FUND VI, L.P.

By: ArcLight PEF GP VI, LLC, its General Partner

By: ArcLight Capital Holdings, LLC, its Manager

By: ACHP II, L.P., its Managing Manager

By: ACH GP, LLC, its General Partner

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: Manager

Agreed to and accepted:

TLP FINANCE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

Signature Page to Equity Commitment Letter